October 19, 2004


Board of Directors
Broadcast International, Inc.
7050 Union Park Ave  #600
Salt Lake City, Utah  84047

Re: Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement of Form S-8 to be filed by Broadcast International, Inc. a Utah corporation.

To the Board of Directors:

     As counsel for Broadcast International, Inc. (the "Company"), a Utah corporation, I have examined and am familiar with its Articles of Incorporation, its Bylaws and its various corporate records and procedures relating to its incorporation. I am also familiar with the procedures taken by the Board of Directors of the Company to approve the Consulting Agreement with Lexxus Capital, Inc. dated October 7, 2004, the "Plan", which is incorporated herein by reference. Pursuant to the Plan, the Company shall issue 60,000 shares of its Common Stock ($.05 par value) (the "Securities") to Gary Robinson, the consultant named in the Plan. I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 with the Securities and Exchange Commission (the "Commission"), and as to which this opinion is to be filed as an exhibit.

     In connection with rendering my opinion, which is set forth below, I have briefly reviewed and examined originals or copies of the following documents to determine whether the Company is "current" in its filing requirements with the Commission and whether the Company has authorized the issuance of the Securities, to-wit:

     1.    Articles of Incorporation and all amendments thereto;

     2. 10-KSB Annual Report for the year ended December 31, 2003, filed with the Commission on or about April 15, 2004;

     3.    10-QSB Quarterly Reports for the past twelve months;

     4.    Copy of the Plan;

     5.    Unanimous Consent of the Board of Directors adopting the Plan; and

     6. Correspondence with the consultant regarding the types of services rendered and to be rendered.

     Further, as counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that none of the services performed by the recipient shall be related to "capital raising" transactions or will be services that promote or maintain a market in the Company's Securities.

     I am of the opinion that the total 60,000 shares of Common Stock of the Company, when issued in accordance with the Plan, will be legally issued and validly outstanding shares of the Common Stock of the Company, fully paid and non-assessable.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Company's Registration Statement on Form S-8.

                               Very truly yours,


                               /s/ Reed L. Benson

                               Reed L Benson
                               General Counsel